Exhibit 99.1

Date	July 22, 2014
For Release	Immediately
Contact	Scott Schroeder, +1 440-523-5150

Sandra Pianalto Elected to Eaton Board of Directors

Dublin, Ireland … Power management company Eaton (NYSE:ETN) today announced that Sandra Pianalto has been elected to its board of directors. Pianalto’s election brings the number of Eaton directors to 13.

“We are pleased to welcome Sandra to the Eaton board,” said Alexander M. Cutler, Eaton chairman and chief executive officer. “Her strong leadership skills and extensive finance and economics background will be a tremendous asset to our board and shareholders.”

Pianalto served as president and chief executive officer of the Federal Reserve Bank of Cleveland from February 2003 until her retirement in June 2014. She joined the Bank in 1983 as an economist in the research department. She was appointed assistant vice president of public affairs in 1984, vice president and secretary to the board of directors in 1988, and first vice president and chief operating officer in 1993. Before joining the Bank, Pianalto was an economist at the Federal Reserve Board of Governors and served on the staff of the Budget Committee of the U.S. House of Representatives.

She is vice chair of the board of University Hospitals, Cleveland, and past chair and a life director of the board of United Way of Greater Cleveland. Pianalto is an advisory trustee for the University of Akron and serves on the boards of numerous community organizations including The Greater Cleveland Partnership, Team Northeast Ohio and College Now Greater Cleveland.

Pianalto earned a bachelor’s degree in economics from the University of Akron and a master’s in economics from the George Washington University. She is a graduate of the Advanced Management Program at Duke University’s Fuqua School of Business and holds honorary degrees from The University of Akron, Baldwin-Wallace College, Cleveland State University, John Carroll University, Kent State University, Notre Dame College, Ursuline College and The University of Toledo.

Eaton is a power management company with 2013 sales of $22.0 billion. Eaton provides energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton has approximately 103,000 employees and sells products to customers in more than 175 countries. For more information, visit www.eaton.com.

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